Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RECORD 2012 RESULTS

•	For the year, revenue grew to $7.4 billion, a 25% increase from 2011.

•	Adjusted EBITDA increased 38% to $840 million in 2012, excluding certain items, the highest level in the Company’s history.

•	Full-year pretax income was $463 million, excluding certain items, and $300 million on a reported basis.

•	Diluted earnings per share increased 47%, excluding certain items, to $2.43.

•	Company issues estimates of its full-year 2013 results.

Parsippany, N.J., February 13, 2013 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its fourth quarter and year ended December 31, 2012. The Company reported full-year revenue of $7.4 billion, an increase of 25% compared with 2011. Excluding certain items, Adjusted EBITDA increased 38% to $840 million and pretax income increased to $463 million. The Company’s Adjusted EBITDA margin expanded by more than 100 basis points to 11.4% in 2012, excluding certain items. Reported pretax income of $300 million was impacted by acquisition-related expenses and debt extinguishment costs as well as restructuring charges primarily in its International segment.

For the fourth quarter, the Company reported revenue of $1.7 billion, a 4% increase compared with the prior-year fourth quarter. Excluding certain items, Adjusted EBITDA increased 22% to $78 million. The Company reported a pretax loss of $11 million in the traditionally slower fourth quarter, excluding certain items, and a GAAP pretax loss of $63 million primarily due to acquisition-related expenses, debt extinguishment costs and restructuring initiatives.

“We delivered record results in 2012, aided by the robust used car market in the first half of the year. Our results reflected organic revenue growth augmented by the additions of Avis Europe and Apex, continued margin expansion, and record earnings per share, excluding certain items,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “As we look forward, not only are we looking to deliver solid results in 2013; we have also set our sights on reaching $1 billion of Adjusted EBITDA by 2015 by focusing relentlessly on profitable growth, enhancing our customers’ experience and driving efficiencies throughout our organization.”

Executive Summary

Revenue increased 4% in fourth quarter 2012 compared to fourth quarter 2011 primarily due to a 6% increase in rental day volume and a 2% decrease in pricing. Ancillary revenues, excluding gas and customer recoveries, increased 8% driven by higher sales of insurance products and emergency roadside protection. Fourth quarter Adjusted EBITDA, excluding certain items, increased 22% to $78 million driven by strong growth in North America.

Full-year revenue increased 25% to $7.4 billion, primarily due to the acquisition of Avis Europe in October 2011. The increase was driven by 26% growth in rental days and a 33% increase in ancillary revenues, partially offset by a 3% decline in pricing. Excluding the acquisition of Avis Europe, revenues increased 3% during 2012, primarily due to a 5% increase in rental days.

Business Segment Discussion

The following discussion of fourth quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

North America

(Consisting of the Company’s U.S. car rental and Canadian vehicle rental operations)

	2012	2011	% change
Revenue	$1,060	$1,011	5%
Adjusted EBITDA	$47	$16	194%

Revenue increased 5% primarily due to a 5% increase in volume, while pricing declined less than 1%. Pricing improved over the course of the quarter, and was up 1% in December 2012 compared to December 2011. Adjusted EBITDA increased $31 million primarily due to higher revenue, a 4% decline in per-unit fleet costs and lower vehicle interest costs. Adjusted EBITDA includes $2 million of restructuring costs in fourth quarter 2011.

International

(Consisting of the Company’s international vehicle rental operations)

	2012	2011	% change
Revenue	$550	$532	3%
Adjusted EBITDA	$24	$37	(35%)

Revenue increased 3% primarily due to a 6% increase in volume and a 5% decrease in pricing partially due to the strong growth of Budget in Europe and the inclusion of New Zealand-based Apex Car Rentals, which was acquired in October 2012. Adjusted EBITDA declined $13 million compared to fourth quarter 2011, but increased $2 million excluding restructuring costs and $7 million of unfavorable currency effects. Adjusted EBITDA includes $11 million of restructuring costs in fourth quarter 2012 versus $3 million in fourth quarter 2011.

Truck Rental

(Consisting of the Company’s U.S. truck rental operations)

	2012	2011	% change
Revenue	$87	$86	1%
Adjusted EBITDA	$1	$9	(89%)

Truck rental revenue increased 1% primarily due to a 2% increase in volume, a 4% decrease in pricing and a 5% increase in ancillary revenue. Adjusted EBITDA declined $8 million due to higher fleet and fleet maintenance costs. Adjusted EBITDA includes $1 million of restructuring costs in fourth quarter 2012.

Other Items

•

Zipcar Acquisition - On January 2, we announced that we have entered into a definitive agreement to acquire Zipcar, Inc. (NASDAQ: ZIP), the world’s leading car sharing network, for $12.25 per share in cash, or approximately $500 million in aggregate. The transaction is subject to approval by Zipcar shareholders and other customary closing conditions, and is expected to be completed in March or April 2013. We expect to generate $50 to $70 million in annual synergies as a result of the transaction.

•

Corporate Debt Repayment - In the fourth quarter, the Company utilized available cash and the proceeds of its issuance of $300 million principal amount of 4.875% senior notes due 2017 to retire $16 million of its convertible notes due 2014 and all $325 million of its outstanding 7.75% senior notes due 2016.

•

Annual Stockholders Meeting - We have scheduled our 2013 Annual Meeting of Stockholders for May 22, 2013 in Wilmington, Del. Stockholders of record as of the close of business on March 25, 2013 will be entitled to vote at the annual meeting.

Outlook

The Company today published estimates of its full-year 2013 results. For comparison purposes, these estimates exclude the effects of our pending acquisition of Zipcar.

The Company expects its full-year 2013 revenue to be approximately $7.6 to $7.8 billion, a 3% to 6% increase compared to 2012. The Company expects its Adjusted EBITDA to be approximately $725 million to $825 million, excluding certain items, a decline of 2% to 14%, reflecting increased revenue and the anticipated normalization of per-unit fleet costs.

The Company expects per-unit fleet costs in its North America segment to increase approximately 15% to 20%, to roughly $275 to $290 per month in 2013. Total Company fleet costs are also expected to be $275 to $290 per unit per month in 2013, an increase of approximately 11% to 17% compared to 2012.

The Company expects interest expense related to corporate debt to be approximately $230 to $235 million, a decline of $30 to $35 million compared to 2012. The Company also expects that its 2013 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisition of Avis Europe) will be approximately $125 to $130 million. As a result, the Company estimates that its pretax income will be approximately $360 million to $470 million, excluding certain items.

The Company expects that its effective tax rate in 2013 will be approximately 37% to 38%, excluding items, and that its diluted share count will be approximately 120 million. Based on these expectations, the Company estimates that its 2013 diluted earnings per share, excluding certain items, will be approximately $1.90 to $2.45.

The Company is continuing its award-winning efforts to reduce costs and enhance productivity through its Performance Excellence process-improvement initiative. The Company estimates that these efforts generated more than $50 million in benefits in 2012 compared to 2011 and expects that such initiatives will provide incremental benefits of more than $50 million in 2013, including roughly $10 million in the Company’s European operations.

Investor Conference Call

Avis Budget Group will host a conference call to discuss fourth quarter results on February 14, 2013, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (415) 228-4734 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on February 14 until 8:00 p.m. (ET) on February 28 at (203) 369-1542, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with more than 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 28,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, acquisition synergies and cost-saving initiatives are also forward-looking statements.

There can be no assurance that the proposed acquisition of Zipcar will occur as currently contemplated, or at all, or that the expected benefits from the transaction will be realized on the timetable currently contemplated, or at all. Additional risks and uncertainties relating to the proposed acquisition of Zipcar include, but are not limited to, uncertainties as to the satisfaction of closing conditions to the acquisition, including timing and receipt of regulatory approvals, timing and receipt of approval by the shareholders of Zipcar, the respective parties’ performance of their obligations under the merger agreement relating to the acquisition, the status of capital markets, including availability and cost of capital, and other factors affecting the execution of the transaction.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Zipcar and Avis Budget (if and when the acquisition of Zipcar is completed), any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any reduction in travel demand, including any reduction in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2011, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, its most recently filed Form 10-Q, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 to this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items under each measure, are net income, pretax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile forecasted net income, pretax income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, to forecasted net income, pretax income, and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

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Tables Follow

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Income Statement and Other Certain Items
Net revenues	$1,698	$1,630	4%	$7,357	$5,900	25%
Adjusted EBITDA (non-GAAP)	66	59	12%	802	605	33%
Income (loss) before income taxes	(63)	(200)	*	300	36	733%
Net income (loss)	(46)	(170)	*	290	(29)	*
Earnings (loss) per share - Diluted	(0.43)	(1.62)	*	2.42	(0.28)	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,698	$1,630	4%	$7,357	$5,900	25%
Adjusted EBITDA	78	64	22%	840	610	38%
Income (loss) before income taxes	(11)	(35)	*	463	324	43%
Net income (loss)	(6)	(14)	*	291	206	41%
Earnings (loss) per share - Diluted	(0.07)	(0.14)	*	2.43	1.65	47%

	As of December 31,
	2012	2011
Balance Sheet Items
Cash and cash equivalents	$606	$534
Vehicles, net	9,274	8,356
Debt under vehicle programs	6,806	5,564
Corporate debt	2,905	3,205
Stockholders’ equity	757	412

Segment Results
	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Net Revenues

North America	$1,060	$1,011	5%	$4,640	$4,495	3%
International	550	532	3%	2,342	1,028	128%
Truck Rental	87	86	1%	374	376	(1%)
Corporate and Other	1	1	*	1	1	*

Total Company	$1,698	$1,630	4%	$7,357	$5,900	25%

Adjusted EBITDA (B)
North America	$47	$16	194%	$556	$442	26%
International	24	37	(35%)	234	127	84%
Truck Rental	1	9	(89%)	33	49	(33%)
Corporate and Other	(6)	(3)	*	(21)	(13)	*

Total Company	$66	$59	12%	$802	$605	33%

Reconciliation of Adjusted EBITDA to Pretax Income (loss)
Total Company Adjusted EBITDA	$66	$59		$802	$605
Less: Non-vehicle related depreciation and amortization	34	29		125	95
Interest expense related to corporate debt, net:
Interest expense	59	77		268	219
Early extinguishment of debt	23	—		75	—
Transaction-related costs	13	153		34	255

Income (loss) before income taxes	$(63)	$(200)	69%	$300	$36	733%

*	Not meaningful.
(A)	During the three months and year ended December 31, 2012, we recorded certain items in our operating results before income taxes of $52 million and $163 million ($40 million and $129 million, net of tax), respectively, and for the full-year period, a $128 million non-cash income tax benefit for pre-Separation taxes. During the three months ended December 31, 2012, these items consisted of $23 million ($16 million, net of tax) for the early extinguishment of corporate debt, $13 million ($13 million, net of tax) of transaction-related costs primarily related to the integration of Avis Europe, $12 million ($9 million, net of tax) in restructuring expense and $4 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition. During the year ended December 31, 2012, certain items consisted of $75 million ($61 million, net of tax) for the early extinguishment of corporate debt, $38 million ($27 million, net of tax) in restructuring expense, $34 million ($30 million, net of tax) in transaction-related costs primarily related to the integration of Avis Europe and $16 million ($11 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

During the three months and year ended December 31, 2011, we recorded certain items of $165 million and $288 million, respectively. For the three months ended December 31, 2011, these items consisted of (i) $160 million ($153 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $117 million ($117 million, net of tax) for a non-cash charge related to the unfavorable license rights reacquired by us, $39 million ($33 million, net of tax) related to due diligence, advisory and other expenses, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition; and (ii) $5 million ($3 million, net of tax) for restructuring expense. For the year ended December 31, 2011, these items consisted of (i) $283 million ($232 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $117 million ($117 million, net of tax) for a non-cash charge related to the unfavorable license rights reacquired by us; $49 million ($30 million, net of tax) in losses on foreign-currency transactions related to the Avis Europe purchase price, $113 million ($82 million, net of tax) related to due diligence, advisory and other expenses, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition; and (ii) $5 million ($3 million, net of tax) for restructuring expense.

(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $10 million and $9 million in fourth quarter 2012 and 2011, respectively, and $39 million and $39 million in the year ended December 31, 2012 and 2011, respectively.

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
Vehicle rental	$1,213	$1,175	$5,297	$4,338
Other	485	455	2,060	1,562

Net revenues	1,698	1,630	7,357	5,900

Expenses
Operating	942	858	3,824	3,025
Vehicle depreciation and lease charges, net	383	384	1,471	1,223
Selling, general and administrative	229	243	925	756
Vehicle interest, net	66	81	297	286
Non-vehicle related depreciation and amortization	34	29	125	95
Interest expense related to corporate debt, net:
Interest expense	59	77	268	219
Early extinguishment of debt	23	—	75	—
Transaction-related costs (A)	13	153	34	255
Restructuring expense	12	5	38	5

Total expenses	1,761	1,830	7,057	5,864

Income (loss) before income taxes	(63)	(200)	300	36
Provision for (benefit from) income taxes	(17)	(30)	10	65

Net income (loss)	$(46)	$(170)	$290	$(29)

Earnings (loss) per share
Basic	$(0.43)	$(1.62)	$2.72	$(0.28)
Diluted (B)	$(0.43)	$(1.62)	$2.42	$(0.28)

Weighted average shares outstanding
Basic	106.9	105.5	106.6	105.2
Diluted (B)	106.9	105.5	121.6	105.2

(A)	The three months and year ended December 31, 2011, include $117 million for a non-cash charge related to the unfavorable license rights reacquired by the Company, which granted Avis Europe royalty-free license rights in certain territories.
(B)	For the year ended December 31, 2012, diluted earnings per share and diluted weighted average shares outstanding include the dilutive effect of shares issuable upon conversion of the Company’s senior convertible debentures, stock options and restricted stock units.

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
CAR RENTAL

North America

Rental Days (000’s)	19,746	18,723	5%	85,954	81,515	5%
Time and Mileage Revenue per Day	$39.95	$40.17	(1%)	$40.22	$41.23	(2%)
Average Rental Fleet	303,238	289,478	5%	329,146	310,682	6%

International

Rental Days (000’s)	8,149	7,656	6%	35,551	13,600	161%
Time and Mileage Revenue per Day (A)	$43.44	$45.84	(5%)	$43.27	$49.31	(12%)
Average Rental Fleet	134,165	127,523	5%	139,769	56,249	148%

Total Car Rental

Rental Days (000’s)	27,895	26,379	6%	121,505	95,115	28%
Time and Mileage Revenue per Day	$40.97	$41.81	(2%)	$41.11	$42.39	(3%)
Average Rental Fleet	437,403	417,001	5%	468,915	366,931	28%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,103	1,082	2%	4,215	4,303	(2%)
Time and Mileage Revenue per Day	$63.82	$66.18	(4%)	$71.64	$71.15	1%
Average Rental Fleet	27,226	25,504	7%	26,774	25,895	3%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage revenue per day, 1 percentage point and 5 percentage points are due to changes in foreign-exchange rates in the three months and year ended December 31, 2012, respectively, with time and mileage revenue per day decreasing 4 percentage points and 7 percentage points, in the three months and year ended December 31, 2012, respectively, excluding foreign-exchange effects.

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2012
Operating Activities
Net cash provided by operating activities	$1,889

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(189)
Net cash used in investing activities of vehicle programs	(1,884)

Net cash used in investing activities	(2,073)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(340)
Net cash provided by financing activities of vehicle programs	590

Net cash provided by financing activities	250

Effect of changes in exchange rates on cash and cash equivalents	6

Net increase in cash and cash equivalents	72
Cash and cash equivalents, beginning of period	534

Cash and cash equivalents, end of period	$606

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Year Ended December 31, 2012
Pretax income	$300
Add-back of non-vehicle related depreciation and amortization	125
Add-back of debt extinguishment costs	75
Transaction-related costs	34
Working capital and other	135
Capital expenditures	(132)
Tax payments, net of refunds	(65)
Vehicle programs and related (B)	46

Free Cash Flow	518

Borrowings, net of debt repayments	(378)
Net assets acquired (net of cash acquired) (C)	(36)
Transaction-related payments	(33)
Financing costs, foreign exchange effects and other	1

Net increase in cash and cash equivalents (per above)	$72

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)	Excludes $33 million of vehicle assets purchased in the acquisition of Apex Car Rentals included within vehicle programs and related.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2012
Free Cash Flow (per above)	$518
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	1,884
Financing activities of vehicle programs	(590)
Capital expenditures	132
Early extinguishment of debt	(39)
Acquisition of Apex Car Rentals’ vehicles	33
Proceeds received on asset sales	(21)
Transaction-related payments	(33)
Change in restricted cash	1
Purchases of GPS navigational units	4

Net Cash Provided by Operating Activities (per above)	$1,889

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. The presentation of Adjusted EBITDA reflects this change for all periods presented. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, provision for (benefit from) income taxes, net income (loss) and diluted earnings per share for the three months and year ended December 31, 2012, excluding certain items. For the three months ended December 31, 2012, certain items consisted of $23 million ($16 million, net of tax) of expense for the early extinguishment of corporate debt, $13 million ($13 million, net of tax) of transaction-related costs primarily related to the integration of the operations of Avis Europe, $12 million ($9 million, net of tax) in restructuring expense and $4 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

For the year ended December 31, 2012, certain items consisted of $75 million ($61 million, net of tax) of expense for the early extinguishment of corporate debt, $38 million ($27 million, net of tax) in restructuring expense, $34 million ($30 million, net of tax) of transaction-related costs primarily related to the integration of the operations of Avis Europe, $16 million ($11 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition and a $128 million non-cash income tax benefit for pre-Separation taxes.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2012.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA and income (loss) before income taxes, excluding certain items to net income (loss):

	Three Months Ended December 31, 2012	Year Ended December 31, 2012

Adjusted EBITDA, excluding certain items	$78	$840

Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	30	109
Interest expense related to corporate debt, net (excluding early extinguishment of debt)	59	268

Income (loss) before income taxes, excluding certain items	(11)	463

Less certain items:
Early extinguishment of debt	23	75
Restructuring expense	12	38
Transaction-related costs	13	34
Acquisition-related amortization expense	4	16

Income (loss) before income taxes	(63)	300

Provision for (benefit from) income taxes, excluding certain items	(5)	172
Benefit from income taxes on certain items	(12)	(162)

Provision for (benefit from) income taxes	(17)	10

Net income (loss)	$(46)	$290

Reconciliation of net income excluding certain items to net income:

Net income (loss), excluding certain items	$(6)	$291
Less certain items, net of tax:
Early extinguishment of debt	16	61
Restructuring expense	9	27
Transaction-related costs	13	30
Acquisition-related amortization expense	2	11
Non-cash income tax benefit for pre-Separation taxes	—	(128)

Net income (loss)	$(46)	$290

Earnings (loss) per share, excluding certain items (diluted)	$(0.07)	$2.43

Earnings (loss) per share (diluted)	$(0.43)	$2.42

Shares used to calculate Earnings (loss) per share, excluding certain items (diluted)	106.9	121.6

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings per share for the three months and year ended December 31, 2011, excluding certain items. For the three months ended December 31, 2011, certain items consisted of $160 million ($153 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $117 million ($117 million, net of tax) for a non-cash charge related to the unfavorable license rights reacquired by the Company, $39 million ($33 million, net of tax) related to due diligence, advisory and other expenses, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition; and $5 million ($3 million, net of tax) in restructuring charges.

For the year ended December 31, 2011, certain items consisted of $283 million ($232 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $117 million ($117 million, net of tax) for a non-cash charge related to the unfavorable license rights reacquired by the Company, $49 million ($30 million, net of tax) of losses on foreign-currency hedges related to the Avis Europe purchase price, $113 million ($82 million, net of tax) related to due diligence, advisory and other expenses, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition; and $5 million ($3 million, net of tax) in restructuring expense. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2011.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income (loss):

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Adjusted EBITDA, excluding certain items	$64	$610

Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	25	91
Interest expense related to corporate debt, net (excluding pre-closing interest related to acquisition financing)	74	195

Income (loss) before income taxes, excluding certain items	(35)	324

Less certain items:
Transaction-related costs	153	255
Acquisition-related amortization expense	4	4
Acquisition-related interest	3	24
Restructuring charges	5	5

Income (loss) before income taxes	(200)	36
Provision for (benefit from) income taxes	(30)	65

Net loss	$(170)	$(29)

Reconciliation of net income (loss), excluding certain items to net loss:

Net income (loss), excluding certain items	$(14)	$206
Less certain items, net of tax:
Transaction-related costs	148	215
Acquisition-related amortization expense	3	3
Acquisition-related interest	2	14
Restructuring charges	3	3

Net loss	$(170)	$(29)

Earnings (loss) per share, excluding certain items (diluted)	$(0.14)	$1.65

Earnings (loss) per share (diluted)	$(1.62)	$(0.28)

Shares used to calculate Earnings (loss) per share, excluding certain items (diluted)	105.5	128.9

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs, transaction-related costs and vehicles purchased in the acquisition of Apex Car Rentals. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.